Exhibit 5.1
Bass, Berry & Sims plc
ATTORNEYS AT LAW

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
June 8, 2009
Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817

RE:	Registration Statement on Form S-8 relating to the Coventry Health Care, Inc. Amended and Restated 2004 Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel to Coventry Health Care, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 5,500,000 shares (the “Shares”) of $.01 par value common stock of the Company to be issuable pursuant to the Plan.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and the due authorization, execution and delivery of all documents by the parties thereto.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
     Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the corporate laws of the State of Delaware and the federal law of the United States.
     This opinion is furnished to you in connection with the filing of the Registration Statement. This opinion is rendered solely for your information in connection with the Registration Statement and may not be delivered or quoted to any other person or relied upon for any other purpose without our prior written consent.
Sincerely,
/s/ Bass, Berry & Sims PLC
Bass, Berry & Sims PLC